Exhibit 10.34

CONSULTING AGREEMENT

THIS AGREEMENT ("Agreement") is dated April 6th, 2009 (the "Effective Date"), by and between GLOBAL RESOURCE CORPORATION, a Nevada corporation (the "Company"), and LP (Origination) Limited (formerly called Chesilton Consultancy Limited) a company incorporated in England (company registered number 6476703) and having its registered address at Helmores, Chartered Accountants, Grosvenor Gardens House, 35-37 Grosvenor Gardens, London SWIW OBY, United Kingdom and a mailing address at 52 Chesilton Road, Fulham, London, UK SW6 5AB (the "Consultant").

WITNESSETH:

WHEREAS, the Company desires to consider strategic alternatives available to it and requires various management advisory services, particularly related but not limited) (to the Company's activities in the United Kingdom and the European Union; and

WHEREAS, the Consultant has offered to provide various management advisory and strategic planning services to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

1. Consultant Services. The Consultant hereby agrees to provide to the Company during the term of this Agreement such management advisory, strategic planning and other similar consulting services as the Company may request from time to time (the "Consulting Services").

2. No Conflicts. In order to induce the Company to enter into this Agreement, the Consultant hereby represents and warrants to and agrees with the Company that the execution and delivery of this Agreement, and the consummation by the Consultant of the transactions herein contemplated, and the compliance by the Agent with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Consultant is a party or by which the Consultant or any property of the Consultant is bound, or to the Consultant's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court domestic or foreign, having jurisdiction over the Consultant or any property of the Consultant.

3. Consulting Fee. The Company shall pay to Consultant an aggregate amount of one hundred thousand dollars ($100,000) in cash or cash equivalents, subject to the conditions set out in paragraph (b) following ("Conditional Cash Entitlement"), and issue to the Consultant three hundred thousand (300,000) shares of common stock of the Company, subject to the condition set out in paragraph (a), ("Common Stock Entitlement") for the Consulting Services (collectively the "Consulting Entitlements"), payable as follows:

(a) Common Stock Entitlement: The Company shall issue to the Consultant three hundred thousand (300,000) shares of Common Stock immediately upon the Consultant's execution of a subscription agreement in the form attached hereto as Exhibit A (the "Subscription Agreement") for this issuance of Common Stock to the Consultant;

(b) Conditional Cash Entitlement: Within sixty (60) days of the Company receiving actual payment, to the extent of at least thirty per cent (30%) of the expected total invoiced price for sale and delivery of a unit (or units) of equipment incorporating design or engineering that exploits the Company's patent pending microwave technologies which sale is for a minimum amount of $4 million and for which the Consultant had some significant involvement in the process leading to such sale (without limitation, such significant involvement may include identifying the purchaser or meeting with the purchaser in the sale process) the Company shall pay to the Consultant one hundred thousand dollars ($100,000) in cash or cash equivalents.

4.  Indemnification.

(a) The Company agrees to indemnify and hold harmless the Consultant against any and all losses, claims, damages, obligations or liabilities, joint or several, to which they or any of them may become subject under any statute or at common law and for any legal or other expenses (including the costs of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities and litigation arise out of or are based upon a breach of this Agreement by the Company; provided, however, that the indemnity agreement contained in this Section 4(a) shall not apply to any amount paid in settlement of any such litigation, if such settlements are made without the consent of the Company.

(b) The Consultant agrees, in the same manner and to the same extent as set forth in Section 4(a) above, to indemnify and hold harmless the Company and the Company's employees, accountants, attorneys and agents (the "Company's Indemnitees") arising out of this Agreement or as a result of Consultant providing the Consulting Services to the Company. The liability of the Consultant to:

(i) all or any of the Company or the Company's Indemnitees under the indemnity in this Section 4(b) or otherwise; and

(ii) to any other person (natural or corporate, or any combination thereof) whatsoever for all or any losses, claims, damages, obligations or liabilities, joint or several, to which or to the extent that the Consultant may become subject under any statute or at common law in relation to this Consultancy Agreement or any advice or assistance provided, or not provided, by the Consultant under it;

shall not under any circumstance exceed in aggregate the sum of two hundred thousand dollars (US $200,000).

5.  Term. The term of this Agreement shall be for the period commencing as of the Effective Date and ending April 5th, 2010 (the "Term"). The Term shall be renewed for an additional year (the "Renewal Term") by either party with thirty (30) days written notice prior to the expiration of the Term to the other party. The terms and conditions of the Consulting Services during the Renewal Term shall be determined by the mutual agreement of the parties.

6.  Termination.

(a) Either party may terminate this Agreement upon thirty (30) days' prior written notice.

(b) Any termination of this Agreement pursuant to this Section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay any of the Consulting Payments (subject to any breach of this Agreement as provided in Section 4)that has become due and payable prior to the date of termination of this Agreement: and the Company and the Consultant shall be obligated to pay, respectively, all losses, claims, damages or liabilities, joint or several, under Section 4 hereof

7.   Miscellaneous.

(a) Notice. Whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing, addressed to the Company, at

if to Company:	Global Resource Corp. 1000 Atrium Way, Atrium One Building, Suite 100, Mt Laurel, New Jersey 080504 United States of America

Attn: Eric Swain

Whenever notice is required by the provisions of this Agreement to be given to the Agent, such notice shall be given in writing, addressed to the Agent, at:

If to the Consultant:	LP (Origination) Limited
C/- Mr. P.A. Worthington 52 Chesilton Road
Fulham, London, SW6 5AB United Kingdom

(b) Governing Law. The validity, interpretation, and construction of this Agreement will be governed by the laws of the State of New Jersey.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

(d) Confidential Information. All confidential financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting either party will be used solely by the other party in connection with the within transactions, be revealed only to employees or contractors of such other party who are necessary to the conduct of such transactions, and be otherwise held in strict confidence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written and effective as of the Effective Date.

COMPANY By: Peter A. Worthington Managing Director